UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KEYUAN PETROCHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1311	45-0538522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qingshi Industrial Park

Ningbo Economic & Technological Development Zone

Ningbo, Zhejiang Province

P.R. China 315803

(86) 574-8623-2955

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Watson Farley & Williams LLP

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The registration fee was previously calculated and paid in connection with the initial filing of this registration statement on Form SB-1 on May 12, 2005.

No exhibits are filed with the Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT

On November 1, 2005, the Securities and Exchange Commission (the “Commission”), declared effective a Registration Statement on Form SB-1 (File No. 333-124837) (the “Registration Statement”) of Keyuan Petrochemicals, Inc. (previously known as Silver Pearl Enterprises, Inc., the “Company”) relating to an offering of a minimum of 150,000 shares of common stock, par value $0.001 per share (the “Common Stock”) up to a maximum of 1,000,000 shares of Common Stock of the Company (the “Offering”).  The Form SB-1 was initially filed on May 12, 2005 and subsequently amended on July 11, 2005, August 26, 2005, October 4, 2005 and October 27, 2005.

Pursuant to the Registration Statement, the Offering would be conducted on a self-underwritten, best efforts basis after the effectiveness of the Registration Statement. The Registration Statement went effective on November 5, 2005. Pursuant to the Registration Statement, the Offering would end on April 20, 2006. However, if the minimum of 150,000 shares was not fully subscribed by April 20, 2006, the Offering would be terminated and any funds received would be returned to the investors, without interest.

As a result, the Offering pursuant to the Registration Statement has been terminated. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed solely to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the Registered Shares that remain unsold under the Registration Statement as of the date hereof.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 26, 2016.

Keyuan Petrochemicals, Inc.

By:	/s/ Feng Chen
Name:	Feng Chen
Title:	Acting Chief Executive Officer, Chief Financial Officer and Vice President of Accounting

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Chunfeng Tao	Chairman and Director	August 26, 2016
Chunfeng Tao

/s/ Feng Chen	Chief Executive Officer, President, Chief Financial Officer and	August 26, 2016
Feng Chen	Vice President of Accounting

/s/ Dishen Shen	Director,	August 26, 2016
Dishen Shen

/s/ XinYue	Director	August 26, 2016
XinYue

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